Exhibit 5.2

Boston | Connecticut | Florida | New Jersey | New York | Providence | Washington, DC

May 14, 2026

Valley National Bancorp

One Penn Plaza

New York, New York 10119

We have acted as New Jersey counsel to Valley National Bancorp, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of $500,00,000 aggregate principal amount of the Company’s 6.219% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”) issued pursuant to the Indenture, dated as of the date hereof (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection therewith, we have reviewed and relied upon originals, or copies identified to us as final versions, of each of the following documents:

(a)

the Registration Statement on Form S-3ASR (File No. 333-278527) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 5, 2024;

(b)

the prospectus of the Company, dated April 5, 2024, which forms a part of the Registration Statement (the “Base Prospectus”), as supplemented by the prospectus supplement, dated May 11, 2026, relating to the Notes, as filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”);

(c)	the Indenture;

(d)

the Underwriting Agreement, dated as of May 11, 2026 (the “Underwriting Agreement”), among the Company, Valley National Bank and Keefe, Bruyette & Woods, Inc. and Morgan Stanley & Co. LLC, as representative for the underwriters named therein;

(e)

a Certificate of the Department of the Treasury of the State of New Jersey, dated April 28, 2026, stating that as of the date thereof, the Company is an active business in good standing in the State of New Jersey and a bring-down thereof dated the date hereof (collectively, the “Good Standing Certificate”); and

May 14, 2026

(f)	a certificate of the Assistant Corporate Secretary of the Company, certifying as to various matters and attaching each of the following:

(i)

copies of resolutions duly adopted by the Board of Directors of the Company (the “Board”) on April 21, 2026 and resolutions duly adopted by the Offering Committee of the Board on May 11, 2026, relating to the authorization of the Indenture and the issuance and sale of the Notes;

(ii)	the Restated Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”); and

(iii)	the By-laws of the Company (the “By-laws”).

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents, and that the persons identified to us as officers are actually serving as such. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforementioned agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

The opinions rendered herein are limited in all respects to the laws of the State of New Jersey (“Applicable Law”). We express no opinion as to the effect of the law of any other jurisdiction.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that:

1.	Based solely on the Good Standing Certificate, the Company is an active business in good standing in the State of New Jersey as of the date set forth in the Good Standing Certificate.

2.	The Company has the corporate power and authority under the laws of the State of New Jersey to enter into and perform its obligations under the Underwriting Agreement, the Indenture and the Notes.

May 14, 2026

3.

The Company has taken all corporate action necessary under the Certificate of Incorporation, the By-laws and Applicable Law to authorize it to execute, deliver and perform its obligations under the Indenture. To the extent execution and delivery are matters of Applicable Law, the Indenture has been duly executed and delivered by the Company.

4.	The Company has taken all corporate action necessary under the Certificate of Incorporation, the By-laws and Applicable Law to authorize the issuance and sale of the Notes.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance and sale of the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 14, 2026, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP

GBM/ESK